Exhibit 10.6

                              Jorge Alberto Almarez
                             157 Calle Federico #157
                                   B.C. Mexico

September 30th, 2012

Humberto Bravo
Placer Del Mar, Ltd.
302 Washington Street #351
San Diego, CA  92103

Dear Humberto:

Per our conversation please accept this letter to formalize our agreement. As per section 4.1 of the Mineral Rights Revenue Sharing Agreement between me and Placer Del Mar, Placer Del Mar was to begin making payments of $6,666 per month on April 1, 2012.

As we discussed I understand your situation with collecting outstanding receivables and agree to extend the payment due date from April 1, 2012 to December 31, 2012. The monthly amount of $6,666 will continue to accrue as of April 1, 2012 and if you are able to make payments before December 31, 2012 the amount due on that date will be $133,320.00.

Respectfully yours,


/s/ Jorge Alberto Almarez
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Jorge Alberto Almarez